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Exhibit 10.1

DEED OF LEASE

        THIS DEED OF LEASE (this "Lease") is made as of September 21, 1995, between POND BUILDING, L.L.C., a Virginia limited liability company ("Landlord"), and TRANSACTION NETWORK SERVICES, INC., a Delaware corporation ("Tenant").

ARTICLE 1
DEFINITIONS

        1.1    Building: a four (4) story building containing approximately forty-four thousand four hundred ninety-six (44,496) square feet of rentable area and located on approximately 3.85 acres of land at 1939 Roland Clarke Place, Reston, Virginia.

        1.2    Premises: approximately fourty-four thousand four hundred ninety-six (44,496) square feet of rentable area located on the first, second, third and fourth floors of the Building.

        1.3    Initial Lease Term: one hundred fourty-four (144) months.

        1.4    Anticipated Occupancy Date: January 1, 1996.

        1.5    Base Rent: as specified in Section 4.1.

        1.6    Operating Charges Base Year: 1996.

        1.7    Security Deposit: sixty-four thousand eight hundred eighty-eight dollars and fifty-four cents ($64,888.54).

        1.8    Broker(s): Julien J. Studley, Inc. and Atlantic Realty Associates, Inc.

        1.9    Tenant Address for Notices: 13873 Park Center Drive, Suite 405, Herndon, Virginia 22094 until Tenant has commenced beneficial use of the Premises, and 1939 Roland Clarke Place, Reston, Virginia 22091 after Tenant has commenced beneficial use of the Premises.

ARTICLE II
PREMISES

        2.1    Tenant leases the premises from Landlord upon the terms herein. The foregoing notwithstanding, Tenant's right to use the Premises is subject to E•ON Corporation's temporary rights pursuant to Section 2.1 of E•ON Corporation's lease, a copy of which Section 2.1 has been provided to Tenant. Landlord shall use commercially reasonable efforts to require E•ON Corporation to vacate in accordance with its lease and shall attempt to have E•ON Corporation vacate earlier (but shall not be required to pay E•ON Corporation to vacate earlier). Landlord and Tenant shall use commercially reasonable efforts to accommodate Tenant's and E•ON Corporation's shared use of facilities as contemplated by E•ON Corporation's lease.

ARTICLE III
TERM

        3.1    The term of this Lease (the "Lease Term") shall commence on January 1, 1996 (the "Lease Commencement Date"). The Lease Term shall also include any renewal or extension of the Initial Lease Term. If rent abatement is grated pursuant to Paragraph 8 of Exhibit B, then the Lease Commencement Date shall be delayed for the same number of days as rent is abated. If substantial completion of the Premises (as determined pursuant to Paragraph 6 of Exhibit B) is delayed beyond July 6, 1996, then Tenant shall have the right to terminate this Lease by written notice to Landlord not later than July 11, 1996.

        3.2    Lease Year means a period of one year commencing on the first day of the month in which the Lease Commencement Date occurs and each successive one year period.

        3.3    Landlord hereby grants to Tenant the right to renew the Initial Lease Term for one five-year term (the "Renewal Term"). If exercised, the Renewal Term shall commence immediately following the end of the Initial Lease Term. Such right shall be subject to the following conditions: Tenant may exercise such right only by giving Landlord written notice not later than twelve (12) months prior to the expiration of the Initial Lease Term. If Tenant's renewal notice is not given timely, then Tenant's right of renewal shall be of no further force or effect. The parties shall have thirty (30) days after Landlord's timely receipt of such notice in which to agree on the base rent, escalation factor and additional rent which shall be payable during the Renewal Term. Among the factors to be considered by the parties during such negotiations shall be the general office rental market in Reston and the rents being offered similar tenants for similar office space in multi-tenanted, multi-story, similarly-aged office buildings. If during such thirty (30) day period the parties agree on such base rent, escalation factor and additional rent payable during each year of the Renewal Term, then they shall promptly execute an amendment to this Lease stating the rent so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such base rent, escalation factor and additional rent payable, then within five (5) days thereafter (or, if later, by the beginning of the twelfth Lease Year) the parties shall each appoint an appraiser who shall be licensed in the Commonwealth of Virginia and who specializes in the field of appraising commercial office space in the Reston market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. Such two individuals shall each determine within ten (10) business days after their appointment such base rent, escalation factor and additional rent to be not less than the same payable during the last year of the Initial Lease Term). If such individuals do not agree on such items, then the two individual shall, within five (5) days, render separate written reports of their determinations and together appoint a third day similarly qualified individual. The third individual shall within ten (10) days after his or her appointment make a determination of such base rent, escalation factor and additional rent. The base rent, escalation factor and additional rent applicable during the first Lease Year of the Renewal Term shall equal the median of the three determinations and shall be final. Each party shall bear the cost of its broker. The cost of the third broker shall be shared equally. The parties shall promptly execute an amendment to this Lease stating the rent so determined. If an Event of Default exists under Section 19.1(a) of this Lease on the date Tenant sends a renewal notice or any time thereafter until the Renewal Term is to commence, then, at Landlord's election, the renewal Term shall not commence and the Lease Term shall expire at the expiration of the Initial Lease Term.

ARTICLE IV
BASE RENT

        4.1    The Base Rent during the first Lease Year shall be seven hundred thirty-four thousand one hundred eighty-four dollars ($734,184.00). Tenant shall pay the Base Rent in equal installments in advance on the first day of each month during a Lease Year. When Tenant executes this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent, which amount shall be credited toward the installment of the Base Rent payable for the Lease Term's first full calendar month.

  4.2    (a) On the first day of the second Lease Year and on the first day of every Lease Year thereafter during the Lease Term, the Base Rent in effect (the "Base Rent") shall be increased in the following manner: (1) The Consumer Price Index (the "Index") For Urban Wage Earners and Clerical Workers, 1982-84 Base Year, All Items, Washington, D.C.-MD-VA Metropolitan Area (CPI-W), as published by the Bureau of Labor Statistics of the United States Department of Labor (the "Bureau"), which is the last index published prior to the first month of the Lease Year for which the adjustment is to be made (the "Adjustment Index"), shall be compared with the Index which is the last Index published prior to the month in which the Lease Commencement Date occurs (the "Beginning Index"). If the Adjustment Index has increased over the Beginning Index, then the percentage increase between the Beginning Index and the Adjustment Index shall be determined, and shall be that percentage which is equal to the product of 100 and a fraction, the numerator of which is the Adjustment Index minus the Beginning Index, and the denominator of which is the Beginning Index. (2) The percentage increase determined in Step (1) shall be multiplied by two (2). The resulting product shall then be multiplied by the Base Rent payable during the first Lease Year to arrive at the amount of the increase in the Base Rent. (3) The amount determined in Step (2) above shall be added to the Base Rent payable during the first Lease Year to arrive at the Base Rent payable for such Lease Year.

          (b)   In no event shall the Base Rent payable during any Lease Year be less than the Base Rent payable hereunder during the immediately preceding Lease Year or (except as otherwise provided in Section 4.2(c)) greater than one hundred three percent (103%) of the Base Rent payable during the immediately preceding Lease Year.

          (c)   In addition to the rent increase at the beginning of the sixth Lease Year specified above, at the beginning of the sixth Lease Year the Base Rent shall also be increased by sixty-six thousand seven hundred forty-four dollars ($66,744.00).

          (d)   If the Index is changed so that a base year other then 1982-84 is used, then the Index shall be converted in accordance with the conversion factor published by the Bureau. If the Index is discontinued or otherwise revised during the Lease Term, then such other government index or computation with which it is replaced shall be used by Landlord in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

          (e)   Promptly after the determination of an increase in the Base Rent pursuant to this Section, Landlord shall submit to Tenant a statement setting forth the amount of such increase and the computations by which is was determined. Since the actual increase in the Base Rent may not be determined until after the start of a new Lease Year. Tenant shall make estimated monthly payments of Base Rent during such new Lease Year in an amount based upon Landlord's reasonable estimate of the increase in the monthly installments of Base Rent that will be payable during such Lease Year. Promptly after receipt of a statement from Landlord setting forth the actual increase in the monthly installments of Base Rent for such Lease Year, the difference between the estimated monthly payments made by Tenant and the actual amount of Base Rent determined to be owing for such months shall be determined. If the estimated payments by Tenant exceed the actual amount determined to be owing, then the excess shall be credited against the next monthly installment of Base Rent. If the actual amount determined to be owing is greater than Tenant's estimated payments, then the deficiency shall be paid by Tenant as additional rent.

ARTICLE V
OPERATING CHARGES AND REAL ESTATE TAXES

        5.1    Tenant shall pay Tenant's proportionate share of the amount by which Operating Charges (defined in Section 5.2) during each calendar year falling entirely or partly within the Lease Term exceed a base amount (the "Operating Charges Base Amount") equal to Operating Charges incurred during the Operating Charges Base Year. For purposes of this Section, Tenant's proportionate share shall be that percentage which is equal to a fraction, the numerator of which is the rentable area of the Premises, and the denominator of which is the rentable area of the Building.

        5.2    Operating Charges mean the following expenses incurred by Landlord in the ownership and operation of the Building and the land upon which the Building is located (the "Land"): (a) water, sewer and other utility charges but excluding charges for electricity; (b) hazard, rent loss and liability insurance premiums; (c) management fees; (d) costs of service and maintenance contracts; (e) maintenance, repair and replacement expenses; (f) amortization (on a straight-line basis over the useful life), with interest at two percentage points over the prime rate specified in Section 19.6 at the time the expenditure was made) of capital expenditures made by Landlord to (1) reduce operating expenses if Landlord reasonably estimates that the annual reduction in operating expenses shall exceed such amortization, or (2) comply with laws or insurance requirements enacted or imposed after the date hereof; (g) Real Estate Taxes (defined in Section 5.3); (h) charges for janitorial services;

(i) reasonable reserves for repairs and contingencies; and (j) any other expense incurred by Landlord in owning, maintaining, repairing or operating the Building and the Land. "Operating Charges" shall mean only those expenses, charges and fees consistent with similar office buildings in Fairfax County, Virginia which are actually incurred by Landlord but only to the extent incurred in connection with the management, operation, maintenance, servicing, cleaning, and insuring of the Premises or the Building. All Operating Charges shall be determined according to generally accepted accounting principles, consistently applied ("GAAP"). Notwithstanding anything to the contrary contained in this Lease (other than Section 5.2(f)), in the event there exists a conflict as to an expense which is specified to be included in Operating Charges and is also specified to be excluded from Operating Charges as hereinafter described, the exclusions listed below prevail and the expenses shall be deemed excluded. Notwithstanding anything to the contrary contained in this Lease (other than Section 5.2(f)). "Operating Charges" shall not include the following: (1) any ground lease rents; (2) any and all fines and penalties (including but not limited to capital expenditures) incurred or required to be paid due to Landlord's failure to comply with applicable Laws (hereinafter defined in Section 6.1); (3) costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is entitled to be reimbursed by insurance (or would have been entitled had Landlord carried the insurance required to be carried hereunder by Landlord); (4) depreciation and amortization of any type, except on materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party's services, all as determined according to GAAP, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (5) leasing commissions, attorney's fees, and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (6) costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined under GAAP; (7) interest, principal, points and fees on debt or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building; (8) advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or any tenant of the Building; (9) electric power costs for which any tenant directly contracts with the local public service company; (10) costs incurred in connection with replacing, repairing, retrofitting or upgrading the Building to comply with ADA, handicapped, life and safety codes as in effect as of the date hereof; (11) wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or management agent or anyone else over the level of building supervisor; (12) the cost of any repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building; (13) the cost of overtime or other expense to Landlord due to Landlord's defaults or incurred while performing work expressly provided in this Lease to be borne at Landlord's expense (without recovery pursuant to this Article); (14) allowances, concession, permits, licenses, inspections, and other costs and expenses incurred in completing, fixturing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building or constructing or finishing demising walls and public corridors with respect to any such space whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter; (15) any cost representing an amount paid for first class services and/or materials to a related person, firm or entity to the extent such amount exceeds the amount that would be paid for such first class services and/or materials at the then existing market rates to an unrelated person, firm or entity; (16) provided Tenant is not in default hereunder, costs incurred due to the late payment of taxes, utility bills or other amounts owing, so long as Landlord was obligated to make such payments and did not in good faith dispute the amount of such payments; (17) general overhead and general administrative expenses and accounting record-keeping and clerical support of Landlord or the management agent, except reasonable expenses incurred in connection with the operations of the property management office (on an appropriately prorated basis to the extent such operations are directly servicing the Building and other buildings); (18) increased insurance premiums caused by Landlord's or any tenant's hazardous acts or omissions; (19) costs incurred for any items to the extent Landlord recovers under a manufacturer's materialmen's, vendor's or contractor's warranty; (20) costs of acquisition of sculpture, paintings or other objects of art; (21) costs directly resulting from the negligence or misconduct of Landlord or its agents; (22) costs or fees relating to the defense of Landlord's title or interest in the real estate containing the Building; and (23) costs or expenses incurred by Landlord in financing, refinancing, pledging, selling, granting or otherwise transferring or encumbering ownership rights in the Building or the Land. Operating Charges shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord's managing agent in the purchase of any goods, utilities or services in connection with the prudent operation of the Building. Landlord shall use its reasonable efforts in good faith to effect an equitable proration of bills for services rendered to the Building and to any other property owned by Landlord or an affiliate of Landlord.

        5.3    Real Estate Taxes mean (a) real estate taxes (including special assessments) imposed upon Landlord or assessed against the Building or the Land, (b) future taxes or charges imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by rents payable, and (c) expenses incurred in reviewing or seeking a reduction of real estate taxes. Notwithstanding anything to the contrary contained in this Lease. "Real Estate Taxes" shall not include any of the following: (1) tax upon Landlord's net income or profits; (2) federal, state or local income taxes, franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes; (3) any fines, interest or penalties incurred by Landlord by reason of Landlord's failure to pay in a timely manner any Real Estate Taxes; and (4) any taxes based on increase in assessed value due to increased in the rentable area of the Building and additions to the area of the Land. Notwithstanding anything to the contrary contained in this Lease, in the event of any Real Estate Taxes are payable in installments over time, then Landlord shall elect (or shall be deemed for purposes hereof to have elected) to pay such taxes over the maximum permissible number of installments. Any interest or fee charged by the taxing authority as a condition to Landlord's right to pay such taxes in installments shall be included in Real Estate Taxes. Landlord shall pay all Real Estate Taxes by the date due, and shall upon Tenant's written request furnish Tenant with evidence of such payment. Real Estate Taxes shall be deemed to assume that the Building and the Land upon which the Building is located constitute a separate tax lot, and that the Building is the only building on the Land. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to contest tax assessments if Landlord does not do so despite Tenant's written request and to recover amounts earlier paid resulting from the net proceeds of a successful contest. Landlord shall reasonably cooperate with any such contest by Tenant.

        5.4    At the beginning of 1997 and each calendar year thereafter, Landlord may submit a statement indicating the amount by which Operating Charges that Landlord reasonably expects to be incurred during such year exceed the Operating Charges Base Amount and Tenant's proportionate share of such excess. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant's receipt of a succeeding statement, an amount equal to one-twelfth (1/12) of such share. Landlord reserves the right to submit a revised statement if Landlord expects Operating Charges to differ from the prior estimation. If a statement is submitted after the beginning of a year, then the first payment thereafter shall be adjusted to account for any underpayment or overpayment based on the prior statement and subsequent payments shall be based on the latest statement.

        5.5    Within approximately one hundred twenty (120) days after the end of 1997 and each subsequent calendar year, Landlord shall submit a categorized statement indicating (a) Tenant's proportionate share of the amount by which Operating Charges incurred during such year exceeded the Operating Charges Base Amount, and (b) the sum of Tenant's estimated payments for such year. If such statement indicates that such sum exceeds Tenant's actual obligation, then Tenant shall deduct the overpayment from its next payment(s) pursuant to this Article. If such statement indicates that Tenant's actual obligation exceeds such sum, then Tenant shall pay the excess within thirty (30) days.

        5.6    If the Lease Term commences or expires on a day other than January 1 or December 31, respectively, then Tenant's liability for Operating Charges incurred during the applicable year shall be proportionately reduced based on the number of days in the Lease Term falling within such year. Notwithstanding anything to the contrary contained in this Lease, after receipt of Landlord's annual reconciliation statement. Tenant at its expense shall have the right at all reasonable times and upon five (5) business days notice to audit Landlord's books and records relating to Operating Charges for the prior calendar year(s); provided, however, that Tenant's right to audit shall expire unless within one hundred twenty (120) days after Landlord has furnished to Tenant such statement of Operating Charges has notified Landlord in writing of Tenant's election to conduct an audit. If Tenant has timely exercised its option to conduct an audit, Tenant shall have a period of ninety (90) days in which to complete the audit, which ninety (90) day period shall commence only after Landlord has afforded Tenant access to such documents as are in Landlord's possession or control and which are necessary to conduct the audit, including (to the extent within Landlord's possession and control) work papers prepared by Landlord's accountants, canceled checks, invoices and such other documents as may be reasonably required, and reconciliation of amortized capital expenditures made by Landlord to reduce operating expenses with the resulting operating expenses and the former corresponding operating expenses. Tenants shall have the right to review the documentation described above for the prior calendar year in order to have a basis for comparison of Operating Charges. In the event that it is ultimately determined that a refund of Operating Charges which exceeds one percent (1%) of the total Operating Charges for such year is due and Tenant has not previously conducted an audit for the two (2) years preceding the calendar year for which the audit is being conducted, Tenant shall have the right to audit such two prior years to determine whether refunds (relating to same category of expenses to which the errors determined to have been made relate) are due for such two prior years. Landlord shall fully cooperate with Tenant and its auditor so as to facilitate the performance of Tenant's audit. Tenant may review and (at Tenant's reasonable expense) copy such documentation during normal business hours. Tenant agrees to endeavor in good faith and use its reasonable efforts to conduct the audit in a manner which will cause minimum disruption to the operation of the Building and the management office. In the event that it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Operating Charges for any calendar year, as chargeable to Tenant under this Lease, are less than the amount set forth in the Landlord's reconciliation statement of actual Operating Charges submitted by Landlord for such year, then Landlord shall reimburse Tenant for such overcharge within thirty (30) days of receipt of notice thereof together with interest thereon at the Default Rate until paid. If Operating Charges have been overstated by an amount in excess of three (3%) percent. Landlord shall also pay Tenant's reasonable cost incurred in conducting such audit.

ARTICLE VI
USE OF PREMISES

        6.1    Tenant shall use the Premises solely for office (non-medical and non-governmental) and ancillary light assembly of electronic components purposes and for no other use or purpose. Landlord represents that the zoning regulations applicable to the Building and any covenants, conditions and restrictions appertaining to the Building permit the use of the Premises for the uses specified in the preceding sentence. Tenant shall not use the Premises for any unlawful purpose, or in any manner that in Landlord's reasonable opinion will constitute waste or in any manner that will increase the number of parking spaces required for the Building or its full occupancy pursuant to present and future laws (including the Americans with Disabilities Act), ordinances, regulations and orders (collectively "Laws"), Tenants shall comply with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein. Landlord shall comply with all Laws concerning the base building systems and the portions of the Building (excluding the Premises) Landlord is required hereunder to maintain and repair. If any Law requires an occupancy or use permit for the Premises, then Tenant shall obtain and keep current such permit at Tenant's expense and promptly deliver a copy thereof to Landlord. Tenant shall not use the Premises in a manner that would (a) violate the terms of any occupancy or use permit, or (b) impair or interfere with any base building system or facility.

        6.2    Tenant shall pay timely any business, rent or other tax or fee that is now or hereafter assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business in the Premises or Tenant's fixtures, furnishings, inventory or personal property. If any such tax or fee is imposed upon Landlord or Landlord is responsible for collection or payment thereof, then Tenant shall pay to Landlord the amount of such tax or fee.

        6.3    Notwithstanding anything to the contrary contained in this Lease, Landlord represents that to the best of its knowledge and belief, there are no Hazardous Materials on, in or under the Land or Building. Landlord and Tenant shall not generate, use, release, store or dispose of any Hazardous Materials in or about the Building. Hazardous Materials mean (a) "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, (b) "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (c) "toxic substances" as defined by the Toxic Substances Control Act, (d) "hazardous materials" as defined by the Hazardous Materials Transportation Act (as any of such Acts may be amended from time to time), (e) petroleum products, (f) chlorofluorocarbons, and (g) substances whose presence could be detrimental to the Building or hazardous to health or the environment. Hazardous Materials shall exclude reasonable quantities of customary office and cleaning supplies, provided such items are stored, used and disposed of in accordance with Laws.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

        7.1    Tenant shall not sublet or permit occupancy of (collectively "sublease") the Premises or part thereof, or assign or otherwise transfer (collectively "assign") this Lease or any of Tenant's rights or obligations, without Landlord's prior written consent, which consent shall not be unreasonably withheld or conditioned. If Landlord fails to respond to Tenant's request for such consent within ten business days after receipt of the information specified in Section 7.3, then Landlord shall be deemed to have granted such consent. No assignment of this Lease may be effected by operation of law without Landlord's prior written consent. Any assignment or sublease, Landlord's consent thereto or Landlord's collection of rent from any assignee or subtenant shall not be construed as (a) a waiver or release of Tenant from liability hereunder, or (b) relieving Tenant, any assignee or subtenant from the obligation of obtaining Landlord's prior written consent to any other assignment or sublease. Tenant assigns to Landlord any amount due from any assignee or subtenant as security for performance of Tenant's obligations pursuant to this Lease. Tenant directs each such assignee or subtenant to pay such amount directly to Landlord if such assignee or subtenant receives written notice from Landlord specifying that Tenant is in default under this Lease and that such amount shall be paid directly to Landlord. Each assignee and subtenant shall pay as so directed. Landlord's collection of such amount shall not be construed as an acceptance of such assignee or subtenant as a tenant or as a permitted assignee or subtenant. Tenant's obligations pursuant to this Lease shall be deemed to extend to any subtenant or assignee. Tenant shall cause each subtenant or assignee to comply with such obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease. Tenant shall not mortgage this Lease without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall pay the costs (including reasonable attorneys' fees not to exceed $500.00 per request) incurred by Landlord in connection with Tenant's request for Landlord to consent to any assignment, sublease or mortgage.

        7.2    If Tenant is a partnership, then any event(s) (whether or not voluntary, concurrent or related) which results in a dissolution of Tenant or a withdrawal or change of partners who, on the date of this Lease, own a controlling interest, shall be deemed a voluntary assignment of this Lease. Each general partner shall be deemed to own a controlling interest. If Tenant is a corporation, then any event(s) (whether or not voluntary, concurrent or related) which results in a dissolution, merger, consolidation or other reorganization of Tenant, or sale, transfer or relinquishment of the interest of shareholders who, on the date of this Lease, own a controlling interest shall be deemed a voluntary assignment of this Lease. The preceding sentence shall not apply to corporations whose stock is traded through a national or regional exchange or an over-the-counter market. Anything in this Article to the contrary notwithstanding, provided no Event of Default has occurred and is continuing, Tenant may, upon prior written notice to Landlord but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Section 7.4, assign or sublease to a "Permitted Transferee." For purposes of this Lease, a "Permitted Transferee" shall mean a corporation or other business entity: (a) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred, provided that the successor shall have a net worth of at least $20,000,000.00 and reasonable liquidity, and provided that such successor shall assume in writing all of the obligations and liabilities of Tenant under this Lease; or (b) which shall control, be controlled by or be under common control with Tenant. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor. For purposes of clause (b) above, control shall be deemed to be ownership of fifty percent (50%) or more of the stock and voting interest.

        7.3    If Tenant wants to assign or sublet all or part of the Premises or this Lease, then Tenant shall give Landlord written notice ("Tenant's Request Notice") specifying the proposed assignee or subtenant and its business, the commencement date of the proposed assignment or sublease (the "Proposed Sublease Commencement Date"), the area proposed to be assigned or sublet (the "Proposed Sublet Space"), any premium or other consideration being paid for the proposed assignment or sublease and all other terms of the proposed assignment or sublease, and including (if available) the most recent financial statement and Dun and Bradstreet report of such assignee or subtenant and reasonably detailed information regarding such assignee or subtenant's reputation and business experience.

        7.4    If pursuant to any agreement effecting or relating to any sublease or assignment (other than a sublease or assignment pursuant to Section 7.2) the subtenant or assignee is to pay any amount in excess of the sum of (a) the rent and other amounts due under this Lease plus (b) the reasonable out-of-pocket expenses (e.g., brokerage, advertising and improvements for the subtenant) incurred by Tenant in connection with the sublease or assignment, then, whether such excess is in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, then such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord one half of any such excess upon such terms as shall be specified by Landlord and in no event later than ten (10) days after Tenant's receipt (or deemed receipt) thereof, Landlord shall have the right to inspect Tenant's books and records relating to any sublease or assignment upon not less than ten days' prior written notice. The foregoing notwithstanding, Tenant shall have the right to retain all amounts paid by subtenants or assignees for occupancy during the first two years of the Lease Term.

ARTICLE VIII
MAINTENANCE AND REPAIRS

        8.1    Except as provided in Section 8.2 below, Tenant shall maintain the Premises and all fixtures and equipment located therein in clean, safe and sanitary condition, take good care thereof, make all repairs and replacements thereto and suffer no waste or injury thereto. Tenant shall give Landlord prompt written notice of any defect in or damage to the Building or any part thereof. Except as otherwise provided in Article XVII, all damage to the Premises or to any other part of the Building or the Land caused by any act omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively "Invitees") or Tenant, shall be repaired by and at Tenant's expense, except that Landlord shall have the right to make any such repair at Tenant's expense. At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises broom clean and in good order, condition and repair, except for ordinary wear and tear and as otherwise provided in Article XVII. Landlord shall provide and install replacement tubes for building standard fluorescent light fixtures (subject to reimbursement per Article V); all other bulbs and tubes for the Premises shall be provided and installed at Tenant's expense.

        8.2    Landlord shall keep the exterior and demising walls, load bearing elements, foundations and roof and the base building mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building, clean and in good operating condition and, promptly after becoming aware of any such item needing repair, will make all necessary repairs thereto. Landlord shall cleanup the pond and landscaping during the construction of the initial tenant improvements.

ARTICLE IX
ALTERATIONS

        9.1    The original improvement of the Premises shall be accomplished in accordance with Exhibit B. Landlord is under no obligation to make any alterations, decorations, additions, improvements or other changes (collectively "Alterations") in or to the Premises except as otherwise expressly provided herein.

        9.2    Tenant shall not make or permit anyone to make any Alteration in or to the Premises or the Building without Landlord's prior written consent, which consent may be granted or withheld in Landlord's absolute discretion with respect to structural Alteration and any Alteration which affects base Building systems, but which consent shall not be unreasonably withheld with respect to other Alterations and which consent shall not be required with respect to purely cosmetic Alterations. Any Alteration made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor, on days and at times and under the supervision of an architect approved in writing by Landlord; (d) in accordance with plans and specifications prepared by an engineer or architect approved by Landlord and reviewed (at Landlord's standard charge) by Landlord; (e) in accordance with Laws, requirements of any firm insuring the Building and Building standards; (f) after obtaining a worker's compensation insurance policy approved in writing by Landlord and any bonds required by Landlord; (g) after delivering to Landlord written, unconditional waivers of mechanics' and materialmen's liens against the Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers; and (h) with respect to electrical and mechanical work, by a contractor designated by Landlord. If a lien (or a petition to establish a lien) is filed in connection with any Alteration, then such lien (or petition) shall be discharged by Tenant at Tenant's expense within ten (10) days thereafter by the payment thereof or filing of a bond acceptable to Landlord. Landlord's consent to an Alteration shall be deemed not to constitute Landlord's consent to subjecting its interest in the Premises or the Building to liens which may be filed in connection therewith. Tenant shall hire Landlord (or its designee) to perform any Alteration, provided that the charge to Tenant therefor is reasonable and consistent with third party proposals and/or bids received by Tenant. Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built drawings showing such Alteration.

        9.3    If an Alteration is made without Landlord's prior written consent, then Landlord shall have the right at Tenant's expense to remove such Alteration and restore the Premises and the Building to their condition immediately prior thereto or to require Tenant to do the same. All Alterations to the Premises or the Building made by either party shall immediately become Landlord's property and shall be surrendered with the Premises at the expiration or earlier termination of the Lease Term, except that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, movable furniture, movable furnishings and movable trade fixtures installed in the Premises by Tenant solely at Tenant's expense, and (b) Tenant shall be required to remove all Alterations to the Premises or the Building which Landlord designates in writing for removal. At Tenant's written request, Landlord shall notify at the time Tenant requests Landlord's approval or any Alteration whether Tenant will be required to remove such Alteration. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly, Landlord shall have the right to repair at Tenant's expense any damage to the Premises or the Building caused by such removal or to require Tenant to do the same. If any such item is not removed prior to the expiration or earlier termination of the Lease Term, then such item shall become

Landlord's property and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right to remove such item from the Premises at Tenant's expense.

ARTICLE X
SIGNS

        10.1    Landlord will list Tenant's name in the Building directory. So long as Tenant is the sole tenant of the Building, Tenant shall have sole use of the directory (but Landlord may list its name and the Building manager's name thereon). Subject to Tenant's obtaining Landlord's approval (which approval shall not be unreasonably withheld) and any necessary governmental or Reston approval, Tenant shall have the right to install a sign on the exterior of the Building Landlord shall pay up to $7,000.00 for the fabrication and installation of such sign. Tenant shall pay for maintenance of such sign and shall remove such sign at the expiration or earlier termination of the Lease Term. Except as provided herein, Tenant shall not paint, affix or otherwise display on any part of the exterior or interior of the Building any sign, advertisement or notice.

ARTICLE XI
SECURITY DEPOSIT

        11.1    Tenant shall deliver the Security Deposit when Tenant executes this Lease. Landlord shall not be required to pay interest on the Security Deposit or to maintain the Security Deposit in a separate account. Within three (3) days after notice of Landlord's use of the Security Deposit. Tenant shall restore the Security Deposit to its prior amount. Within approximately ninety (90) days after the expiration or earlier termination of the Lease Term. Landlord shall return the Security Deposit less such portion thereof as Landlord may have used to satisfy Tenant's obligations with respect to an Event of Default. If Landlord transfers the Security Deposit to a transferee of the Building or Landlord's interest therein, then such transferee (and not Landlord) shall be liable for its return. Tenant shall have the right to deliver to Landlord an unconditional, irrevocable letter of credit in substitution for the cash Security Deposit. Tenant shall cause such letter of credit to be: (a) in form and substance reasonably satisfactory to Landlord; (b) issued by a commercial bank reasonably acceptable to Landlord in the Washington, D.C. metropolitan area; (c) made expressly transferable and assignable to the owner from time to time of the Building; (d) automatically renewed (without necessity of the issuer's or any one else's taking any action) from time to time through the ninetieth (90th) day after the expiration or earlier termination of the Lease Term unless the issuer gives Landlord thirty (30) days prior written notice of nonrenewal; and (e) replaced with cash in the amount of the Security Deposit within five (5) days after receipt of any notice pursuant to Section 11.1(d).

ARTICLE XII
HOLDING OVER

        12.1    Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date Tenant will vacate the Premises because Landlord will (a) require an extensive period to secure a replacement tenant, and (b) plan its entire leasing and renovation program for the Building in reliance on its lease expiration dates. If the Premises are not surrendered at the expiration or earlier termination of Tenant's right of possession, then it will be conclusively presumed that the value of possession, and the resulting loss that will be suffered by Landlord, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore if upon the expiration or earlier termination of Tenant's right of possession Tenant (or anyone claiming through Tenant) does not surrender immediately the Premises (or portion thereof), then the rent shall be increased to equal the greater of the following percentage of the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease (assuming the Lease Term for the entire Premises had continued during such holdover period); one hundred three percent (103%) if Landlord has given Tenant written permission to holdover; one hundred twenty-five percent (125%) if Landlord has not given Tenant written permission to holdover but Landlord does not have a lease or purchase agreement executed with another party and does not intend for itself or its affiliates to occupy; or one hundred fifty percent (150%) in any other case. Such rent shall be computed on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Nothing herein shall limit Landlord's right to recover possession of the Premises upon the expiration or earlier termination of the Lease Term.

ARTICLE XIII
INSURANCE

        13.1    Tenant shall not conduct any activity or place any item in or about the Building which may violate the requirements or increase the rate of any insurance covering the Building. If any increase in such rate is due to any such activity or item, then (whether or not Landlord has consented to such activity or item) Tenant shall pay such increase. The statement of any insurance company or inusrance rating or similar organization that such an increase is due to any such activity or item shall be conclusive evidence thereof.

        13.2    Tenant shall maintain throughout the Lease Term with a company licensed to do business in the jurisdiction in which the Building is located, approved in writing by Landlord and having a rating equal to or exceeding A XI in Best's Insurance Guide (a) broad form commercial general liability insurance (written on an occurrence basis and including contractual liability coverage insuring Tenant's obligations pursuant to Section 15.2, premises and operations, broad form property damage and independent contractors coverages, and an endorsement for personal injury), and (b) all-risk property insurance. Such liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than two million dollars ($2,000,000) combined single limit per occurrence. Such property insurance shall be in an amount not less than that required to replace all Alterations and all other contents of the Premises (other than the improvements installed pursuant to Exhibit B). All such insurance shall name Landlord (and, at Landlord's option, its partners, members, employees and building manager) and the holder of any Mortgage as additional named insureds, contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss, provide that the insurer waives all right of recovery by way of subrogation against Landlord, its partners, agents and employees, be primary and noncontributory, and contain an endorsement prohibiting cancellation, failure to renew, reduction in amount or change of coverage (1) as to the interests of Landlord or the holder of any Mortgage by reason of any act or omission of Tenant, and (2) without the insurer's giving the Landlord thirty (30) days' prior written notice of such action. Tenant shall deliver a certificate of such insurance and receipts evidencing payment of the premium for such insurance (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter. Landlord reserves the right to increase reasonably (and in accordance with industry practice for similar tenants in similar buildings) from time to time the minimum amounts of insurance Tenant is required to maintain.

        13.3    Landlord shall maintain all risk property insurance (with replacement cost coverage) on the base Building in an amount sufficient to avoid the application of any coinsurance provision. Landlord waives its right of recovery against Tenant and releases Tenant from any and all liabilities claims and losses for which Tenant may otherwise be liable to the extent Landlord is covered by such insurance (or would have been covered by insurance if Landlord had maintained the insurance required hereunder). Landlord shall secure a waiver of subrogation endorsement from its insurance carrier.

ARTICLE XIV
SERVICES AND UTILITIES

        14.1    Landlord will furnish to the Premises air-conditioning and heating during the seasons they are required in Landlord's reasonable judgment. Landlord will provide: janitorial service on Monday through Friday (excluding holidays); electricity; water; elevator service; and exterior window-cleaning service. The Building's normal operating hours are 8:00 a.m. to 6:00 p.m. on Monday through Friday

(excluding holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding holidays) and such other hours as Landlord and Tenant reasonably determine. Notwithstanding anything to the contrary contained in this Lease, if any interruption of utilities or services shall continue for more than three (3) consecutive business days and shall render any portion of the Premises unusable for the normal conduct of Tenant's business, then all Base Rent and additional rent payable hereunder with respect to such portion of the Premises which Tenant does not occupy shall be abated retroactively to the first (1st) business day of such interruption and such abatement shall continue until full use of such portion of the Premises is restored to Tenant. Except in the case of an emergency, Landlord will give Tenant at least three (3) business days prior notice if Landlord intends to interrupt any services required to be furnished by the Landlord. Landlord shall endeavor in good faith and use its commercial best efforts to promptly commence and diligently pursue to completion any work reasonably necessary to restore the utility or service so interrupted. Landlord, at Landlord's expense, shall provide Building card key access equipment and initial card keys to each of Tenant's employees as of the Lease Commencement Date. Tenant shall pay for replacement card keys. Notwithstanding any of the foregoing to the contrary, Tenant and Tenant's employees shall have access to the Building and Premises twenty-four (24) hours a day, seven (7) days a week, 365 days a year.

        14.2    Tenant shall pay directly to VEPCO for all electricity consumed in the Building.

ARTICLE XV
LIABILITY OF LANDLORD

        15.1    Landlord, its employees and agents shall not be liable to Tenant, Invitees or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever, including without limitation: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage or plumbing equipment; termination of this Lease by reason of damage to or to condemnation of the Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or other person or entity; failure or inability to furnish or interruption in any utility or service specified in this Lease; and leakage in any part of the Premise or the Building. If a condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or Invitees in or about the Premises or the Building shall be at the sole risk of Tenant, and landlord shall not in any manner be responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant's (not Landlord's) agent. For purposes of this Article, the term "Building" shall be deemed to include the Land. The foregoing notwithstanding, Landlord shall not be released from liability for physical injury to natural persons caused by Landlord's negligence or willful misconduct.

        15.2    Except for Landlord's negligence or willful misconduct, Tenant shall reimburse Landlord, its employees and agents for, and shall indemnify, defend upon request and hold them harmless from and against, all costs, damages, claims, liabilities, expenses (including attorneys' fees), losses and court costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (a) use and occupancy of the Premises or the business conducted therein, (b) any act or omission of Tenant or any Invitee, (c) any breach of Tenant's obligations or warranties under this Lease, including failure to surrender the Premises upon the expiration or earlier termination of the Lease Term, or (d) entry by Tenant or Invitees upon the Land prior to the Lease Commencement Date.

        15.3    A landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring during any period such landlord was not the owner of the Building. A landlord shall be relieved of an obligation or liability incurred during its period of ownership if and only if and to the extent the successor landlord agrees to assume such obligation or liability of the prior landlord. If a landlord transfers its interest in the Building, then Tenant shall attorn to the transferee and execute, acknowledge and deliver within five (5) days after request any document submitted to Tenant to confirm the attornment.

        15.4    Tenant shall not have the right to offset, deduct or assert a counterclaim for any amount owed or allegedly owned to it, against any payment to Landlord. Tenant's sole remedy for recovery of such amount is to institute an independent action.

        15.5    If Tenant is awarded a money judgment against Landlord or with respect to any breach of Landlord's obligations, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building. No other asset of Landlord, any officer, director, partner or member of Landlord (collectively "Officer") or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer. Nothing in this Section shall limit Tenant's rights and remedies pursuant to the last sentence of Section 22.1.

        15.6    Neither party shall be liable for punitive damages.

ARTICLE XVI
RULES

        16.1    Tenant shall observe: the rules specified in Exhibit A; and any other reasonable rule that Landlord may promulgate for the Building, provided notice thereof is given and such rule is not inconsistent with this Lease. Landlord shall have no duty to enforce such rules or any provision of any other lease against any other tenant.

ARTICLE XVII
DESTRUCTION

        17.1    If the Premises are rendered totally or partially inaccessible or unusable by fire or other casualty, then landlord shall diligently restore the Premises and the Building to substantially the same condition they were in prior to such casualty, except that if in Landlord's judgment such restoration cannot be completed within one year after the occurrence of such casualty (taking into account the time needed for effecting a settlement with any insurance company, removal of debris, preparation of plans and issuance of all required governmental permits), then either party shall have the right to terminate the Lease Term as of the sixtieth (60th) day after such casualty by giving written notice within forty-five (45) days after the occurrence of such casualty. If this Lease is not terminated pursuant to this Article, then until such restoration of the Premises are substantially complete Tenant shall be required to pay the Base Rent for only the portion of the Premises that in Landlord's judgment is usable while such restoration is being made, except that if such casualty was caused by the act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any rent reduction. After receipt of the insurance proceeds (including proceeds of any insurance maintained by Tenant), Landlord shall restore the Premises and the Building, except that (a) if such casualty was caused by the act or omission of Tenant or an Invitee, then Tenant shall pay the amount by which such expenses exceed any property insurance proceeds actually received by Landlord on account of such casualty, and (b) Landlord shall not be required to repair or restore any Alteration previously made by Tenant or any of Tenant's trade fixtures, furnishings, equipment or personal property. Anything to the contrary notwithstanding, Landlord shall have the right to terminate this Lease if (1) insurance proceeds are insufficient to pay the full cost of such restoration, (2) any Mortgage holder does not make such proceeds available for such restoration, (3) zoning or other Laws do not permit such restoration, or (4) restoration costs exceed twenty-five percent (25%) of the Building's replacement value.

ARTICLE XVIII
CONDEMNATION

        18.1    If one-third or more of the Premises or occupancy thereof is condemned or sold under threat of condemnation (collectively "condemned"), then this Lease shall terminate on the day prior to the date title vests in the condemnor (the "Vesting Date"). If less than such one-third is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not condemned, except that as of the Vesting Date rent shall be reduced proportionately.

        18.2    All awards, damages and compensation paid on account of such condemnation shall belong to Landlord. Tenant assigns to Landlord all rights thereto. Tenant shall not make any claim against Landlord or the condemnor for any portion thereof attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. The foregoing shall not prevent Tenant from pursuing a separate claim against the condemnor for the value of movable furnishings and movable trade fixtures installed in the Premises solely at Tenant's expense and relocation expenses, provided that such claim in no way diminishes any award, damages or compensation payable to Landlord.

ARTICLE XIX
DEFAULT

        19.1    An Event of Default is (a) Tenant's failure to make when due any payment of the Base Rent, additional rent or other amount, which failure continues for five (5) days after written notice, (b) Tenant's breach of any other covenant or warranty, which breach continues for thirty (30) days after written notice (or such longer period of time as may be reasonably required to cure such breach provided Tenant diligently pursues such care during such period and thereafter diligently pursues such cure to completion), (c) an Event of Bankruptcy as specified in Article XX, or (d) Tenant's dissolution or liquidation.

        19.2    This Lease is on the express condition that if an Event of Default occurs (even if prior to the Lease Commencement Date), then this Section shall apply. Except as otherwise provided in this Section, Landlord's obligations pursuant to this Lease shall cease and failure to perform such obligations shall not relieve Tenant from any obligation. Landlord shall have the right to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit. Tenant waives any other notice to quit or of Landlord's intention to re-enter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under applicable law, or by such proceedings, including re-entry and possession, as may be applicable. Landlord may relet the Premises or any part thereof, alone or together with other space, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for any termination thereof) and on such terms and conditions (which may include concessions) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations be diminished by reason of, Landlord's failure to relet all or any portion of the Premises or collect any rent due upon such reletting. Whether or not this Lease is terminated or any suit is instituted, Tenant shall be liable for: (a) the Base Rent, additional rent, damages or other sums which may be due or sustained prior to such default, and for all costs, fees and expenses (including without limitation reasonable attorneys' fees, brokerage fees, advertising expenses, expenses incurred in placing the Premises in first-class rentable condition and concessions granted by Landlord) incurred by Landlord in pursuit of its remedies and in renting the Premises to others from time to time; and (b) additional damages which at Landlord's election shall be either: (1) an amount equal to the Base Rent and additional rent which would have become due from the date of Tenant's default through the expiration (or what but for any termination thereof would have been such expiration), less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received as a result of any failure of such other person to perform any of this obligations), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the expiration of the Lease Term (or what but for any termination thereof would have been such expiration). Separate suits may be brought from time to time to collect any such damages for any month(s) (and any such suit shall not in any manner prejudice Landlord's right to collect any such damages for any subsequent month(s)) or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of

Landlord's rights as set forth herein and Landlord's cause of action shall be deemed not to have accrued until the expiration of the Lease Term); or (2) an amount equal to the present value (as of the date of Tenant's default) of (c) the Base Rent and additional rent due or which would have become due from expiration), minus (d) the net rental value (as determined by an appraiser selected by Landlord) of the Premises through the expiration of the Lease Term, which liquidated and agreed final damages shall be payable to Landlord in a lump sum on demand. For purpose of this Section, present value shall be computed by discounting at a rate equal to one (1) whole percentage point above the discount rate in effect (as of the date of payment) at the Federal Reserve Bank located in Richmond, Virginia. Landlord may bring suit to collect any such damages at any time after an Event of Default. Tenant waives any right of redemption, re-entry or restoration of the operation of this Lease under any present or future law, including any such right which Tenant would otherwise have if Landlord obtains possession of the Premises after an Event of Default. Whether or not the Lease Term and/or Tenant's right of possession is terminated, Landlord shall have the right to terminate any renewal or expansion right and to withhold any consent or approval in its sole and absolute discretion. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant's right of possession. Provided Tenant has vacated fully the Premises and has given Landlord written notice thereof, Landlord shall use reasonable efforts to mitigate damages.

        19.3    Landlord's rights and remedies set forth in this Lease are cumulative and in addition to Landlord's other rights and remedies at law or in equity, including those available as a result of any anticipatory breach. Landlord's exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's delay or failure to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord's acceptance of any payment with knowledge of a breach shall not constitute a waiver of such breach. Landlord shall be deemed not to have granted any waiver unless such waiver is set forth expressly in an instrument signed by Landlord. Any such waiver shall not be construed as a waiver of any matter except as specified therein. Neither Tenant's payment of an amount less than a sum due nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord's acceptance of any payment (including any payment pursuant to Section 12.1) shall be deemed not to constitute a waiver of any breach or prejudice Landlord's right and remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

        19.4    If more than one natural person and/or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several.

        19.5    If Tenant fails to make any payment to any third party or to do any act required hereby to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. Landlord's taking such action shall not be considered a cure of such failure by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such failure. If Landlord elects to take such action, then Tenant shall pay all expenses incurred (including a ten percent (10%) fee to cover Landlord's administrative expenses).

        19.6    If Tenant fails to pay the Base Rent, additional rent or any other payment due Landlord by the date such payment is due (without regard to any grace period specified in this Lease), then (without limiting Landlord's rights and remedies) Tenant shall pay a late fee of five percent (5%) of the amount of such payment. Such payment shall bear interest at the Default Rate from the date such payment was due to the date of payment. The Default Rate shall equal the rate per annum which is two (2) whole percentage points above the prime rate published from time to time in the Money Rates section of the Wall Street Journal (or substitute prime rate reasonably designated by Landlord). The foregoing notwithstanding, no late fee shall be payable with respect to the first late payment in any calendar year provided such payment is made within ten (10) days after written notice.

ARTICLE XX
BANKRUPTCY

        20.1    An Event of Bankruptcy is the occurrence with respect to Tenant of any of the following: (a) such person's becoming insolvent, as that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state (the "Insolvency Laws"); (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of any such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within thirty (30) days after filing, or (2) results in the issuance of an order for relief against the debtor; or (c) such person's making or consenting to an assignment for the benefit of creditors or a composition of creditors.

        20.2    After the commencement of a case (the "Case") in which Tenant is the subject debtor under the Bankruptcy Code, (a) Tenant or its trustee in bankruptcy (collectively "Trustee") shall perform all of Tenant's post-petition obligations under this Lease, and (b) if Landlord is entitled to damages (including without limitation unpaid rent), then all such damages shall be entitled to administrative expense priority pursuant to Section 507(a)(1) of the Bankruptcy Code. If the Lease is assigned pursuant to the Bankruptcy Code, then the assignee shall be deemed without further act to have assumed all of Tenant's obligations under this Lease arising from and after such assignment and a Landlord's request shall execute an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession of Trustee's assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or, if shorter, the shortest period of time in which Trustee may be required to so act), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord may exercise all rights and remedies available pursuant to Article XIX. Adequate assurance of future performance shall require (among other things) that the following minimum criteria be met: (1) Tenant's gross receipts in the ordinary course of business during the thirty (30) days preceding the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (2) Both the average and median of Tenant's monthly gross receipts in the ordinary course of business during the seven (7) months preceding the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (3) Trustee must pay its estimated pro rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant's business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises; (5) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building; (7) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the monthly installments of the Base Rent and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay immediately after Landlord draws on such security deposit the amount drawn; (9) Trustee must comply with all of Tenant's obligations under this Lease; and (10) All assurances of future performance specified in the Bankruptcy Code must be provided.

ARTICLE XXI
SUBORDINATION

        21.1    This Lease is subject and subordinate to the lien, provisions, operations and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Building or the Land (collectively "Mortgages"), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of a Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holder of any other Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage. The foregoing notwithstanding, subordination of this Lease to any Mortgage is conditioned on the holder of such Mortgage's agreeing to execute a subordination, nondisturbance and attornment agreement (on such holder's customary form).

        21.2    At Landlord's request Tenant shall execute promptly any requisite or appropriate document confirming such subordination. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant's obligations in the event any such foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord's interest therein is transferred by foreclosure sale or by deed in lieu of foreclosure. If this Lease is not extinguished upon such transfer or by the transferee following such transfer, then, at the request of such transferee, Tenant shall attorn to such transferee and shall recognize such transferee as landlord. Upon such attornment such transferee shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord, (d) subject to any offsets or defenses which Tenant might have against any prior landlord, or (e) liable for return of the Security Deposit unless such transferee actually receives the Security Deposit. Within five (5) days after receipt, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

        21.3    If a (prospective or current) holder of a Mortgage requires that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not materially adversely affect Tenant's use of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such modifications. Tenant shall execute, knowledge and return such amendment within five (5) days after receipt if Tenant reasonably approves such amendment.

ARTICLE XXII
QUIET ENJOYMENT

        22.1    If Tenant shall perform timely all of its obligations, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy possession of the Premises without hindrance by Landlord or anyone claiming through Landlord. The foregoing notwithstanding, this Lease is contingent upon Landlord's purchasing the Building. If Landlord does not purchase the Building by October 6, 1995, then this Lease shall terminate.

        22.2    Landlord reserves the right to: (a) change the street address and name of the Building; (b) (if Tenant is not the sole tenant of the Building) change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, restrooms or other public parts of the Building; (c) erect, use and maintain pipes, conduits and other equipment in and through the Premises; (d) (if Tenant is not the sole tenant of the Building) grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with the permitted use of the Premises; (e) use or lease exclusively the roof, sidewalks and other exterior areas; (f) resubdivide the Land or to combine the Land with other lands; (g) (if Tenant is not the sole tenant of the Building) construct improvements on the Land and in the public and common areas of the Building; (h) relocate any parking area designated for Tenant's use; (i) during the last 12 months of the Lease Term, display signs, advertisements and notices on any part of the exterior or interior of the Building; and (j) make alterations to the Premises after Tenant vacates the Premises or portion thereof and without relieving Tenant of its obligation to pay rent through the expiration of the Lease Term. Exercise of any such right shall not be considered a constructive eviction or a disturbance of Tenant's business or occupancy. Landlord shall use reasonable effort to minimize any disruption.

ARTICLE XXIII
GENERAL PROVISIONS

        23.1    Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or the Building except as expressly set forth herein, and no right is being acquired by Tenant except as expressly set forth herein. This Lease contains the entire agreement of the parties and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties and discussions between the parties. This Lease may be changed in any manner only by an instrument signed by both parties.

        23.2    Nothing contained herein shall be construed as creating a relationship between the parties other than that of landlord and tenant.

        23.3    Each party warrants that in connection with this Lease it has not employed or dealt with any broker, agent or finder other than the Broker(s). Landlord shall pay each Broker pursuant to a separate agreement with such Broker.

        23.4    From time to time upon ten (10) days' prior written notice, Tenant and each subtenant and assignee of Tenant shall execute, acknowledge and deliver to Landlord and its designees a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which rent and any other charges have been paid; (c) that Landlord is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that this Lease is subordinate to all Mortgages; (f) that Tenant has accepted the Premises and all work therefor has been completed (or specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Time is of the essence to the delivery of such statements.

        23.5    LANDLORD AND TENANT WAIVE TRAIL BY JURY IN ANY ACTION, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD-TENANT RELATIONSHIP, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE. Tenant, consents to service of process relating to any such action at the Premises; provided, however, that nothing herein shall be construed as requiring such service at the Premises. Landlord and Tenant waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right under the doctrine of forum non conveniens or otherwise to transfer any such action to any other court.

        23.6    Any notice or other required communication shall be in writing and deemed duly given when delivered in person (with receipt therefor) or sent (postage prepaid, return receipt requested) by Federal Express, other overnight courier, or certified or registered mail, to the following addresses: (a) if to Landlord, 2071 Chain Bridge Road, Suite 300, Vienna, Virginia 22182, or (b) if to Tenant, at the Tenant Address for Notices. A party may change its address for the receiving of notices by notice given in accordance with this Section. If Landlord or the holder of any Mortgages notifies Tenant that a copy of each notice to Landlord shall be sent to such holder at a specified address, then Tenant shall give (in the manner specified in this Section and at the same time such notice is given to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly given unless such copy is so given to such holder. If Tenant claims that Landlord has breached any obligation, then Tenant shall give such holder notice specifying the breach and permit such holder a reasonable opportunity (not less than sixty (60) days) to cure the breach. Such holder's curing of Landlord's default shall be deemed performance by Landlord.

        23.7    Each provision shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person or circumstance shall be invalid or unenforceable to any extent (e.g., an interest rate is usurious), then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto (e.g., the highest non-usurious interest rate) and the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected.

        23.8    Headings are used for convenience and shall not be considered in construing this Lease. Gender appropriate pronouns and plural or singular forms shall be substituted as the context may require. This Lease may be executed in multiple counterparts, each of which is deemed an original and all of which constitute one and the same document.

        23.9    This Lease shall be binding upon and inure to the benefit of each party and its successors and assigns, subject to the provisions restricting assignment or subletting.

        23.10    Upon reasonable prior notice, Tenant shall permit Landlord and its designees to enter the Premises, without rent abatement, to inspect and exhibit the Premises (but exhibition to prospective tenants shall be limited to the last 18 months of the Lease Term) and make such alterations and repairs as Landlord deems necessary.

        23.11    This Lease shall be governed by the laws the Commonwealth of Virginia.

        23.12    This submission to Tenant of correspondence or an unsigned copy of this document shall not constitute an offer or option to lease. This Lease shall become effective only upon execution and delivery by both parties.

        23.13    Time is of the essence with respect to each obligation of Tenant and Landlord.

        23.14    Landlord reserves the right to make changes to the Building's plans and specifications, provided such changes do not alter Tenant's use and enjoyment of the Premises.

        23.15    All amounts payable by Tenant shall be paid to Landlord by check (subject to collection) drawn upon a local clearinghouse bank and delivered to the address to which notices to Landlord are to be given or to such other party or such other address as Landlord may designate in writing. Expect as otherwise specified, any amount owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant within ten (10) days after the date Landlord notifies Tenant of the amount thereof.

        23.16    Tenant's liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or termination.

        23.17    If either party is delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond such party's reasonable control (whether similar or dissimilar to the foregoing), then the time for performance shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. The foregoing notwithstanding, this Section shall not excuse any late payment or extend the Lease Term.

        23.18    Landlord's review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed on connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter. Tenant waives any right to damages based upon Landlord's actually or allegedly wrongfully withholding or delaying any approval or consent. Tenant's sole remedy therefor shall be a proceeding for specific performance, injunction or declaratory judgment.

        23.19    From time to time upon fifteen (15) days' prior written notice, Tenant shall submit such information regarding the financial condition of Tenant as Landlord may reasonably request. Tenant warrants that all such information heretofore or hereafter submitted is and shall be correct and complete.

        23.20    Deletion of any printed, typed or other portion of this Lease or prior draft hereof shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease. Interpretation of this Lease shall not be affected by any claim that this Lease has been prepared by either party.

        23.21    The person executing on Tenant's behalf warrants due authorization to so act.

        IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	LANDLORD:
POND BUILDING, L.L.C. BY: Atlantic Realty Companies, Inc., Manager
/s/ JOHN J. MCDONNELL III	By:	/s/ STANLEY M. BARG
	Title:	Senior Vice President
WITNESS:	TENANT: TRANSACTION NETWORK SERVICES, INC.
/s/ STANLEY M. BARG	By:	/s/ JOHN J. MCDONNELL III
	Title:	Vice President-General Counsel

EXHIBIT A

RULES

        This Exhibit is a part of that certain Deed of Lease dated as of September 21, 1995 (the "Lease"), between ATLANTIC REALTY COMPANIES, INC. ("Landlord") and POND BUILDING, L.L.C. ("Tenant").

        1.    Tenant shall not obstruct or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally.

        2.    Tenant shall not place any showcase, mat or other article in any common or public area of the Building.

        3.    Tenant shall not use any water and wash closet or other plumbing fixture for any purpose other than that for which it was constructed. Tenant shall not place any debris, rubbish, rag or other substance therein.

        4.    Tenant shall not use any loudspeaker or sound system which may be heard outside the Premises.

        5.    Tenant shall not bring any vehicle, animal, bird or pet of any kind into the Building. Tenant shall not do or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant's employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or permeate from the Premises.

        6.    Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.

        7.    Tenant shall not place on a floor a load exceeding the load which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy items.

        8.    Tenant shall not place additional locks or bolts of any kind on any exterior door or window or make any change in any lock or locking mechanism without Landlord's prior written approval. Upon the termination of its tenancy, Tenant shall deliver to Landlord all keys furnished to or procured by Tenant, and if any key so furnished is not delivered, then Tenant shall pay the replacement cost thereof. Tenant's key system shall be separate from that for the rest of the Building.

        9.    Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. If any equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant's expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.

        10.    Landlord may exclude from the Building any person who does not properly identify himself to the Building manager on duty. Landlord may require any person admitted to or leaving the Building to register.

        11.    Tenant shall not use the Premises for lodging.

        12.    Tenant shall not request any employee of the building manager or Landlord to do anything outside of such employee's regular duties without Landlord's prior written consent. Tenant's special requirements will be attended to only upon application to Landlord. Tenant shall pay for any such special requirements in accordance with the schedule of charges maintained by Landlord from time to time. Tenant shall not employ any employee of the building manager or Landlord for any purpose whatsoever without Landlord's prior written consent.

        13.    Canvassing, soliciting, peddling and loitering in or about the Building are prohibited. Tenant shall cooperate to prevent the same.

        14.    Tenant shall comply with standards prescribed by Landlord for curtains, drapes, blinds, shades, screens, lights and ceilings, including standards designed to give the Building a uniform, attractive appearance.

        15.    Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year at Tenant's expense.

        16.    Landlord may, upon request of Tenant, waive Tenant's compliance with any of the rules. A waiver shall not (a) be effective unless signed by Landlord and delivered to Tenant, (b) relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, or (c) relieve Tenant from any liability for any loss or damage resulting from Tenant's failure to comply with any rule.

EXHIBIT B

WORK AGREEMENT

        This Exhibit is a part of that certain Deed of Lease dated as of September 21, 1995 (the "Lease"), between POND BUILDING L.L.C. (the "Landlord") and TRANSACTION NETWORK SERVICES, INC. ("Tenant").

        1.    Tenant's Authorized Representative.    Tenant designates Luther Peters III ("Tenant's Authorized Representative") as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant's Authorized Representative.

        2.    Work and Materials at Tenant's Expense.    Landlord will provide, at Tenant's request, any work or materials (collectively, the "Tenant Work") requested by Tenant, provided Landlord approves the final plans and working drawings therefor. Tenant shall pay all expenses, including a $25,000 fee for the Landlord's construction management, incurred in connection with the Tenant Work to the extent such expenses exceed the Landlord provided improvement allowance equal to $483,952.00 (the "Allowance"). Tenant shall make an estimated payment on account of such expenses upon approval of the cost estimation (as specified in Paragraph 3(d)). Tenant shall pay the remainder of such expenses when the Tenant Work is eighty percent (80%) complete, as determined by Landlord's architect. If the Allowance exceeds such expenses, then the excess shall be applied against one half of the Base Rent otherwise payable until the entire amount of such excess has been so credited.

        3.    Schedule.

          (a)    Plans and drawings will be prepared by Tenant's architect and engineer, whose fees for such plans and drawings will be paid by Landlord and deducted from the Allowance. Such plans and drawings will be prepared on Tenant's behalf and Tenant shall be solely responsible for the timely completion of all plans and drawings. The plans and specifications for the Building are available for Tenant's inspection at the offices of Landlord's architect. Notwithstanding the above, Landlord shall pay for the initial space plan and the CAD disks from David and Carter. In addition, Landlord shall pay the first ten thousand dollars ($10,000) of the cost to prepare the plans and drawings.

          (b)    Tenant shall submit a final space plan to Landlord on or before October 2, 1995. Landlord and Tenant shall select a general contractor not later than October 9, 1995.

          (c)    Tenant shall submit to Landlord final architectural and engineering working drawings approved by Tenant on or before October 30, 1995. Such architectural working drawings shall include: master legend, construction plan, reflected ceiling plan, telephone and electrical outlet layout, finish plan and all architectural details and elevations necessary to construct the tenant improvements.

          (d)    Within seven (7) days after submission of the final engineering working drawings, bids from subcontractors (3 bids for each major trade) shall be obtained by the general contractor, and the parties shall meet with the general contractor to review such bids, At such meeting, Tenant shall (1) approve such bids, and (2) pay one-half of the amount by which the cost of the Tenant Work (based on such bids) exceeds the Allowance.

        4.    Approval.    All plans and drawings (and changes thereto) shall be subject to Landlord's reasonable written approval. Such approval shall not constitute approval of delay caused by Tenant or a waiver of any right or remedy.

        5.    Change Orders.    If Tenant requests any change or addition to the work or materials to be provided pursuant to this Exhibit after Tenant's approval of final working drawings, then Landlord shall not be obligated to perform such change or addition. All additional expenses attributable to any change order requested by Tenant and approved by Landlord shall be payable by Tenant. If Landlord submits an estimate of additional expenses attributable to a change order, then Tenant shall pay such estimated expenses prior to the performance of the work contemplated by such change order. If the actual additional expenses attributable to such change order exceed such estimated expenses, then Tenant shall pay the amount of such excess. If such estimated expenses exceed the actual additional expenses attributable to such change order, then the amount of such excess shall be credited against the first installment(s) of rent.

        6.    Substantial Completion.

          (a)    Except as provided in Paragraph 6(b) below, the Premises shall be deemed to be substantially complete when the Tenant Work (except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing substantial interference with Tenant's use of the Premises (i.e., the "punch list" items)) have been completed, as determined by Landlord's architect in its professional judgment.

          (b)    If Landlord is delayed in completing the Tenant Work and materials to be provided pursuant to this Exhibit as a result of (1) Tenant's failure to comply with any obligation pursuant to this Exhibit, (2) Tenant's request for modifications to plans or drawings subsequent to the date such plans or drawings are approved by Landlord, (3) Tenant's failure to pay when due any amount pursuant to this Exhibit, (4) Tenant's request for materials which are long lead items, or (5) the performance of any work by any person or firm employed or retained by Tenant, then the Tenant Work shall be deemed to have been substantially complete on the date of that Landlord's architect determines in its professional judgment that such work and materials would have been substantially complete if such delay(s) had not occurred.

        7.    Possession.    Tenant's taking possession shall constitute acknowledgment that the Premises are in good condition and that all work and materials are satisfactory, except as to any defective or incomplete item that is described in a written notice given by Tenant to Landlord not later than three days after the day Tenant takes possession. Tenant shall have no right to make any alteration in the Premises until Tenant submits such notice. Landlord will correct and complete any defective or incomplete item described in such notice which Landlord's architect or engineer in its professional judgment confirms is in fact defective or incomplete.

        8.    Rent Abatement.    If substantial completion of the Premises is delayed beyond January 1, 1996 due to Landlord's fault, then Tenant shall be granted an abatement of the rent payable hereunder during the period commencing January 1, 1996 and continuing until the earlier of (a) such substantial completion, or (b) Tenant's occupancy of the Premises.

FIRST AMENDMENT TO LEASE

        THIS FIRST AMENDMENT TO LEASE is made and entered into this 8th day of July, 1999 by and between MJP PARTNERS, LLC, a Virginia limited liability company ("Landlord"), and TRANSACTION NETWORK SERVICES, INC., a Delaware corporation ("Tenant").

        WHEREAS, on or about January 13, 1999 Landlord purchased the Pond Building located at 1939 Roland Clarke Place, Reston, Virginia (the "Building") from Pond Building, LLC, a Virginia limited liability company (the "Original Landlord"); and

        WHEREAS, pursuant to that certain Assignment and Assumption of Leases, Security Deposits, Rents and Profits dated as of January 13, 1999, Landlord accepted an assignment of the Original Lease from the Original Landlord and assumed the duties, rights and responsibilities as Landlord thereunder; and

        WHEREAS, by Deed of Lease by and between the Original Landlord, and Tenant, dated as of September 21, 1995, together with its exhibits (the "Original Lease"), the Original Landlord leased to Tenant that certain office space consisting of approximately Forty Four Thousand Four Hundred Ninety Six (44,496) rentable square feet at 1939 Roland Clarke Place, Reston, Virginia (the "Demised Premises"); and

        WHEREAS, Tenant, not being in default of its obligations under the Original Lease, and Landlord desire to amend the Original Lease, subject to the conditions below, to revise certain provisions thereof relating to the annual increase of Base Rent payable by Tenant and Tenant's share of the Building's Operating Expenses;

        NOW THEREFORE, that in consideration of these premises, the mutual covenants herein contained and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties undertake and agree as follows:

        1.    RECITALS.    The recitals set forth above shall be reaffirmed and restated as though more fully set forth herein.

        2.    DEFINITION.    Except as otherwise provided herein, all capitalized terms defined in the Original Lease shall be applied to this First Amendment using the meaning given in the Original Lease.

        3.    TERM.    The term of this First Amendment shall commence on the date first written above be co-terminus with the Original Lease which commenced on March 1, 1996 and shall expire, unless sooner terminated, on February 29, 2008.

        4.    BASE RENT.    Sections 4.2(a) and 4.2(d) shall be deleted in its entirety and in its place and should be inserted new Section 4.2(a):

        "4.2 (a) Effective on March 1, 2000 and for each successive Lease Year thereafter, so long as this Lease remains in effect, the Base Rent set forth in Section 4.1 of the Original Lease, shall be increased on an annual basis by three percent (3%) of the amount of the Base Rent which was in effect for the Lease Year immediately preceding the Lease Year for which the adjustment is being made, and Tenant thereafter covenants to pay Landlord, during each ensuing Lease Year such newly adjusted Base Rent."

        5.    OPERATING CHARGES AND REAL ESTATE TAXES.

        Section 5.1 of the Original Lease is hereby deleted in its entirety and in its place and stead inserted a new Section 5.1 to provide as follows:

        "5.1 Tenant shall pay Tenant's proportionate share of the amount by which Operating Charges (defined in Section 5.2) during each calendar year falling entirely or partly within the Lease Term exceed a base amount equal to Four and 50/100 Dollars ($4.50) per square foot of rentable square foot of space demised under this Lease for an aggregate total of Two Hundred Thousand Two Hundred Thirty Two Dollars ($200,232.00). For purposes of this Section, Tenant's proportionate share shall be that percentage which is equal to a fraction, the numerator of which is the rentable area of the Premises, and the denominator of which is the rentable area of the Building."

        6.    CONFLICT.    The terms of this First Amendment supersede and control any provisions of the Original Lease which conflict herewith.

        7.    RESTATEMENT AND COVENANT.    Except as herein modified, the parties hereto ratify and affirm all of the terms and conditions of the Original Lease. Further, Tenant represents, warrants, and covenants that it will faithfully perform and execute all of its obligations under the Original Lease and this Amendment, respectively.

        8.    SUCCESSORS AND ASSIGNS.    All of the terms, warranties, representations and covenants of this First Amendment shall apply to and be binding upon, and shall inure to the benefit of the parties hereto, and each of their respective permitted successors and assigns, provided that except as otherwise specifically provided herein, nothing contained herein shall be deemed to alter the rights of the parties as set forth in the Original Lease to assign or delegate their respective duties and obligations under the Original Lease or this First Amendment.

        9.    WORD FORMS AND CAPTIONS.    The use of any gender or tense herein shall be applicable to all genders and tenses. The use of the singular shall include the plural and the plural shall include the singular. The captions of the various paragraphs herein are for convenience and reference only and in no way define, limit or describe the scope or intent of this First Amendment.

        10.    LEASE.    Except as expressly amended or modified by the terms and provisions of this First Amendment, Tenant shall be bound by all terms and conditions of the Original Lease which shall remain unmodified, and in full force and effect. From the Effective Date forward, the term Lease shall be deemed to include the Original Lease as amended by this First Amendment.

        11.    MISCELLANEOUS.    This first Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have affixed their signatures and seals all as of the day and year first above written.

WITNESS:	LANDLORD:

MJP PARTNERS, LLC
	By:	The Bernstein Companies, Management Agreement

/s/ D. WERNER	/s/ ADAM BERNSTEIN
	By:	Adam Bernstein
	Its:	President

WITNESS:	TENANT:

TRANSACTION NETWORK SERVICES, INC.

/s/ SIRETTA GODFREY	/s/ LUTHER PETERS III
	By:	Luther Peters III
	Its:	Senior Vice President

SECOND AMENDMENT TO LEASE

        This Second Amendment to Deed of Lease ("Amendment") is made and entered into this    day of June, 2003, by and between MJP PARTNERS, LLC., a Virginia limited liability company ("Landlord"), and TRANSACTION NETWORK SERVICES, INC., a Delaware corporation ("Tenant").

W I T N E S E T H:

        WHEREAS, Pond Building, L.L.C. (the "Original Landlord") and Tenant are parties to a Deed of Lease, dated September 21, 1995 ("Original Lease"), which was assigned to Landlord on January 13, 1999; said Deed of Lease was amended by the First Amendment to Lease (the "First Amendment") by and between Landlord and Tenant, dated July 8, 1999 (as amended, the "Lease," which term, where applicable, shall also refer to the Lease as amended by this Amendment); and, under the Lease, Tenant leases from Landlord certain improved real property known as "The Pond Building" consisting of approximately forty four thousand four hundred ninety six (44,496) rentable square feet located at 1939 Roland Clarke Place, Reston, Virginia 20191, as more particularly described in the Lease (the "Premises"); and

        WHEREAS, Tenant is currently occupying the Premises; and

        WHEREAS, the term of the Lease is currently set to expire on February 29, 2008 ("Original Expiration Date"); and

        WHEREAS, the parties desire to extend the term of the Lease on the terms set forth herein; and

        WHEREAS, in connection with the extension of the Lease, the parties desire to otherwise modify the terms and conditions of the Lease as set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto covenant and agree as follows:

          1.     Recitals.    The above-mentioned recitals and the Lease are incorporated herein by this reference.

          2.     Term.    The Initial Lease Term shall be extended to June 30, 2013 (the "New Expiration Date"). For purposes of the Lease, the period from July 1, 2003 through the New Expiration Date shall be referred to as the "Redefined Lease Term."

          3.     Operating Charges Base Year.    Effective on July 1, 2003, the following sentence shall be inserted in its entirety as the last sentence of Section 1.6;

          "Notwithstanding the foregoing, effective on July 1, 2003, the term "Operating Charges Base Year" shall be calendar year 2004."

          4.     Alterations.    Upon full execution of this Amendment, Landlord shall pay to Tenant One Hundred Thousand Dollars ($100,000) ("Improvement Allowance"), which amount Tenant may use, in its discretion, for the costs (both hard and soft costs) and expenses of constructing improvements and alterations to the Premises in accordance with the terms of the Lease. If Tenant decides not to make improvements in the amount of the Improvement Allowance, then the Tenant can apply any part, or all, of the Improvement Allowance as a rent abatement towards Tenant's accruing Base Rent instead of the Landlord paying said Improvement Allowance directly to Tenant.

          5.     Lease Year.    Effective on July 1, 2003, the following language shall be added as the last sentence of Section 3.2:

          "Notwithstanding anything to the contrary contained herein, effective on July 1, 2003, the term Lease Year shall mean the period commencing on July 1, 2003 and continuing until June 30, 2004 and each successive one year period."

          6.     Base Rent.    Effective on July 1, 2003, Sections 4.1 and 4.2 (a), (b), (c) and (e) of the Lease shall be deleted in their entirety and the following new Sections 4.1 and 4.2 shall be inserted in their entirety in replacement of such deleted Sections:

          "4.1   Notwithstanding anything contained in this Lease to the contrary, Tenant shall pay Base Rent for the Lease Year commencing July 1, 2003 to June 30, 2004 in the amount of $1,067,904.00, in monthly installments of $88,992.00. Tenant shall pay the Base Rent in equal installments in advance on the first day of each month during the Lease Year.

          4.2   On the first day of the Lease Year commencing on July 1, 2004 and on the first day of every Lease Year thereafter during the Lease Term, the Base Rent in effect (the "Base Rent") shall be increased by multiplying such Base Rent by 102%."

          7.     Operating Charges and Real Estate Taxes.    (a) Tenant agrees that it shall continue to pay Operating Charges pursuant to the terms of the Lease (without taking into consideration the provisions of this Amendment) for the period through June 30, 2003. Effective on July 1, 2003, Section 5.1 of the Lease shall be amended by adding the following language to the end of such Section:

          "Notwithstanding any of the provisions of this Lease to the contrary, the Operating Charges Base Amount for the Lease Year beginning on July 1, 2003 and ending on June 30, 2004 and for each successive Lease Year shall be defined as the greater of (1) the Operating Charges incurred during the Operating Charges Base Year or (2) $360,308.00. Landlord hereby acknowledges that the first payment due from Tenant for Operating Charges due in respect of the Redefined Lease Term will be in January 2005."

          (b)   Effective on July 1, 2003, Article V of the Lease shall be amended by adding the following Section 5.7:

          "Notwithstanding any other provision of this Lease to the contrary, for the Redefined Lease Term, the "controllable portion" of Operating Charges for any Calendar Year shall not exceed by more than five percent (5%) the aggregate amount of the controllable portion of Operating Expenses for the previous Calendar Year. The "controllable portion" of the Operating Charges shall be all Operating Charges other than (a) Real Estate Taxes; (b) water, sewer and other utility charges; and (c) hazard, rent loss and liability insurance premiums."

          8.     Representations.    Tenant hereby represents and warrants that, to Tenant's knowledge, Landlord has fully and faithfully performed its obligations under the Lease through the date of the execution of this Amendment. Tenant and Landlord represent to one another that they have not incurred any liability for commissions, brokerage fees or similar compensation to third parties in connection with this Amendment. Each party shall indemnify and hold the other harmless against any liability arising from any claims that the indemnifying party owes any such commissions, compensation or fees, including costs and reasonable attorneys' fees.

          9.     Ratification.    Unless a term or condition of the Lease is expressly contradicted by the terms of this Amendment or modified hereby, all terms and conditions of the Lease shall remain in full force and effect and continue to bind Landlord and Tenant. In the event that a term of this Amendment is fundamentally inconsistent with a term of the Lease, the terms of this Amendment shall control. The terms of the Lease, as modified hereby, are ratified and affirmed by the parties.

          10.   Entire Agreement.    The terms of this Amendment and the Lease contain the entire agreement of the parties as to the matters covered hereby. Other than those contained herein, no terms, conditions, representations, warranties, promises, or understandings, of any nature whatsoever, express or implied, have been made or relied upon by either of the parties hereto. This Amendment may not be modified, waived, discharged or terminated other than by a writing executed by the parties hereto. This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

          11.   Severability.    Each and every covenant, agreement, obligation, or other provision contained in this Amendment is, and shall be construed to be, a separate and independent covenant and agreement of the party bound thereby, and shall not be construed to be dependant on any other provision of this Amendment or the Lease (unless this Amendment or the Lease specifically provides otherwise). If any term or provision of this Amendment shall, to any extent, be declared invalid or unenforceable, the remainder of this Amendment and the application of any term or provision, to persons or circumstances other than those as to which the application is declared invalid or unenforceable, shall not be affected.

          12.   Conflict/Definition.    The terms of this Amendment supersede and control any provisions of the Original Lease (as amended by the First Amendment) which conflict herewith. Except as otherwise provided herein, all capitalized terms defined in the Original Lease (as amended by the First Amendment) shall be applied to this Amendment using the meaning given in the Original Lease (as amended by the First Amendment).

          13.   Binding Effect.    This Amendment and the covenants and conditions herein contained, shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns from and after the date on which both parties have executed and delivered this Amendment.

          14.   Governing Law.    The terms of this Amendment and the Lease shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

          15.   Management.    The Landlord will continue to operate and manage the Premises in a professional manner consistent with other similar office buildings in the Reston, Virginia area and the terms of the Lease.

          16.   Notices.    All notices required under the Lease to the Landlord shall be sent to the following address:

    MJP Partners L.L.C.
    c/o The Bernstein Companies
    Management Agent
    3299 K Street, NW, Suite 700
    Washington, D.C. 20007

Signature Page Follows

        IN WITNESS WHEREOF, the parties hereto set forth their signatures and seals as of the date so indicated:

LANDLORD:
ATTEST/WITNESS:	MJP PARTNERS, L.L.C., a Virginia limited liability company
/s/ J.J.S.	[ILLEGIBLE]

/s/ ADAM K. BERNSTEIN (SEAL)
	Name:	Adam K. Bernstein
	Title:	President
	Date:	6/11/03
ATTEST/WITNESS:	TENANT:
TRANSACTION NETWORK SERVICES, INC.,
a Delaware Corporation
By:
(SEAL)
	Name:	Scott Ziegler
	Title:	Chief Systems Officer/SVP
	Date:	6/10/03
Witnessed 06/10/03 /s/ SANDY LASHBROOK Notary Public Fairfax County 7-31-03

QuickLinks

  Exhibit 10.1
DEED OF LEASE
ARTICLE 1 DEFINITIONS
ARTICLE II PREMISES
ARTICLE III TERM
ARTICLE IV BASE RENT
ARTICLE V OPERATING CHARGES AND REAL ESTATE TAXES
ARTICLE VI USE OF PREMISES
ARTICLE VII ASSIGNMENT AND SUBLETTING
ARTICLE VIII MAINTENANCE AND REPAIRS
ARTICLE IX ALTERATIONS
ARTICLE X SIGNS
ARTICLE XI SECURITY DEPOSIT
ARTICLE XII HOLDING OVER
ARTICLE XIII INSURANCE
ARTICLE XIV SERVICES AND UTILITIES
ARTICLE XV LIABILITY OF LANDLORD
ARTICLE XVI RULES
ARTICLE XVII DESTRUCTION
ARTICLE XVIII CONDEMNATION
ARTICLE XIX DEFAULT
ARTICLE XX BANKRUPTCY
ARTICLE XXI SUBORDINATION
ARTICLE XXII QUIET ENJOYMENT
ARTICLE XXIII GENERAL PROVISIONS
EXHIBIT A RULES
EXHIBIT B WORK AGREEMENT
FIRST AMENDMENT TO LEASE
SECOND AMENDMENT TO LEASE
W I T N E S E T H